EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 21, 1997 appearing on page 31 of The Vincam Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report dated February 21, 1997 which appears on page 3 of the Current Report on Form 8-K dated May 8, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus which is a part of such Registration Statement.

PRICE WATERHOUSE, LLP

Miami, Florida
May 12, 1997